Exhibit 21.1
BAKER HUGHES INCORPORATED
SIGNIFICANT SUBSIDIARIES
December 31, 2009

Subsidiary	Jurisdiction	Percentage Ownership
Baker Hughes Financing Company	Delaware	100%
Western Atlas Inc.	Delaware	100%
Baker Hughes Oilfield Operations, Inc.	California	(1)
Baker Hughes International Branches, Inc.	Delaware	(2)
Baker Hughes EHHC, Inc.	Delaware	100%
BH International Holdings C.V.	The Netherlands	100%
Baker Hughes Malta Holdings Limited	Malta	100%
BH Nederland 3 C.V.	The Netherlands	100%
RH Holdings 5 C.V.	The Netherlands	100%
Baker Hughes International Coöperatief U.A.	The Netherlands	100%
Baker Hughes Holdings I B.V.	The Netherlands	100%
BH Holdings 4 C.V.	The Netherlands	100%
Baker Hughes Holdings II B.V.	The Netherlands	100%
Baker Hughes Luxembourg Holdings S.C.A.	Luxembourg	(3)
Baker Hughes Nederland Holdings B.V.	The Netherlands	100%
Baker Hughes Asia Pacific Ltd.	Cayman Islands	100%
Baker Hughes EHO Limited	Bermuda	100%
Baker Hughes Limited	United Kingdom	100%
Baker Hughes Canada Holdings B.V.	The Netherlands	100%
Baker Hughes Canada Company	Nova Scotia	100%
Baker Hughes Finance International S.r.l.	The Netherlands	(4)
Baker Hughes Norge A/S	Norge	(5)
Baker Hughes Luxembourg S.a.r.l.	Luxembourg	100%
Oilfield Tool Leasing	United Kingdom	100%
Wm. S. Barnickel & Company	Missouri	100%
Baker Petrolite Corporation	Delaware	100%
Western Research Holdings, Inc.	Delaware	100%
Western Atlas International, Inc.	Delaware	100%

(1) Baker Hughes Oilfield Operations, Inc.
Western Atlas Inc.	93.98%
Other subsidiaries	6.02%
(2) Baker Hughes International Branches, Inc.
Baker Hughes Oilfield Operations, Inc.	96.65%
Other subsidiaries	3.35%
(3) Baker Hughes Luxembourg Holdings S.C.A.
Baker Hughes Holdings II B.V.	62.23%
Other Subsidiaries	37.67%
(4) Baker Hughes Finance International S.r.l.
Baker Hughes Canada Company	99.90%
Other subsidiaries	0.10%
(5) Baker Hughes Norge A/S
Bake Hughes Finance International S.r.l.	52.00%
Other subsidiaries	48.00%